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                                                                    Exhibit 14.2

                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

It is the policy and commitment of Kroll Inc. and its subsidiaries ("Kroll" or the "Company") to adhere to the high standards of integrity and business ethics in the operation of our Company. These standards are set forth in this Code of Business Conduct and Ethics (the "Code") to guide the conduct of our employees, officers and directors (collectively, "associates") in the performance of responsibilities for the Company.

You are encouraged to seek assistance either from your supervisor or the Corporate Legal Department if a question or concern arises with respect to any matter addressed in this material.

The Company may change and update this Code as necessary to address specific requirements relating to various functions and areas of responsibility.

THE LAST PAGE OF THIS BOOKLET CONTAINS AN ACKNOWLEDGMENT, WHICH MUST BE SIGNED AND RETURNED TO THE COMPANY'S COMPLIANCE OFFICER. The statement says that you have read and will abide by the Code of Business Conduct and Ethics.

================================================================================
Every associate is required to sign and return the statement. If you believe that you cannot sign the statement in good faith, you must advise your supervisor or the Compliance Officer of the reason(s) you are unable to do so.
================================================================================

COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

The Company requires that all associates or any third party doing business on behalf of the Company comply with all laws, rules, and regulations applicable to the Company wherever it does business. Assisting another individual - either within the Company or elsewhere - in any violation of laws, rules and regulations will be considered a violation of this Code. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules, and regulations and to ask for advice when you are uncertain about them.

================================================================================
It is the policy of the Company to comply with all applicable laws, including without limitation, employment, discrimination, securities, anti-boycott and business practices laws.
================================================================================

The Company has developed various policy and procedures manuals that address some of these laws and that detail the Company's stance as relates to them.


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BUSINESS ETHICS AND INTEGRITY

The Company observes all laws applicable to our business, and requires employees to act ethically and with integrity. Further, those with whom we do business must also perceive us as acting ethically. We stake our reputation on adherence to high ethical standards, which embrace open and honest relations with associates, clients and shareholders.

We must continue to earn this reputation by:

     o    Requiring high standards of integrity throughout the organization.

     o Expecting honesty from all levels of the organization, as well as compliance with the Company's policies and procedures.

     o Expecting all associates to seek counsel from their management whenever there may be any uncertainty about our business practices. No associate needs to face ethical dilemmas alone; all have a responsibility to address and report any concerns based on planned or actual activities.

================================================================================
The ethical alternatives you face every day can be tested against the following checklist:
     (1)  Is it legal? Does it break the law or a Company policy?
     (2) Is it responsible? Is the decision a good one for the long as well as the short term?
     (3) Is it justifiable? Can you take pride in your decision and explain it to family, the media, the directors, or an independent third party without feeling embarrassed or guilty?
================================================================================

In establishing and complying with this policy, the Company expects that each of us will remain fixed on integrity, and that our suppliers, customers, and other business partners will never have cause to doubt whether they are being dealt with fairly and honestly.

CONFLICTS OF INTEREST

Each of us must exhibit honest and ethical conduct, including the ethical handling of conflicts of interest in personal and professional relationships. Conflicts of interest arise when our personal interests are inconsistent with the responsibilities of our employment.

Associates must act in the best interests of the Company at all times.

================================================================================
Associates are required annually to:
     (1) sign a statement confirming they have read and understand the conflicts of interest provision of this Code, and
     (2) disclose in writing any potential conflict to the executive managing their department or to the Compliance Officer.
================================================================================


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

There are several types of conflicts of interest:

     o Actual - the personal interests of the associate are in conflict with the interests of the Company.

     o Potential - the personal interests of the associate may at some future time conflict with the interests of the Company.

     o Perceived - the personal interests of the associate appear to an outsider to conflict with the interests of the Company.

     o Indirect - the personal interests of the associate are, may be, or are perceived to be in conflict with the interests of the Company because of a relationship to a family member or to a person who shares personal interests, such as a business partner or spouse who owns a business that does business with or competes with the Company.

Some examples of conflicts of interest are:

     o Competing with the Company - an associate works directly or indirectly for a company that is in competition with the Company.

     o Conducting business with the Company - an associate has an outside business activity that would like to do business with the Company.

     o Making available during or subsequent to employment and without proper authorization, information of a confidential nature derived from his or her employment.

     o Hiring a sub contractor in preference to using an associate for some personal gain.

     o Holding outside directorships - an associate becomes a director of a company that competes with the Company or that does or seeks to do business with the Company.

     o Accepting and providing gifts and entertainment of excessive value without proper disclosure.

The Company expects all of us to be sensitive to the dangers presented by such potential conflicts. You should consult with supervisors or other sources of advice when doubtful or confusing situations arise. Below are the Company's policies for certain specific areas of conflict.

COMPANY TIME AND PROPERTY

Associates may not use the Company's property, information, or position for their own personal gain. Furthermore, associates are prohibited from competing with the Company, directly or indirectly, and should strive to advance the Company's legitimate interests whenever the opportunity to do so arises.


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

"Free-lance" or "moonlighting" activity may not:

     o materially encroach on the time or attention which should be devoted to the associate's duties;

     o    adversely affect the quality of work performed;

     o    compete with the Company's activities;

     o imply sponsorship or support by the Company of the outside employment or organization; or

     o    adversely affect the good name of the Company.

All free-lance or moonlighting activities require the prior written approval of the associate's supervisor. Associates who free-lance or moonlight may not use Company time, facilities, resources, or supplies for such work.

Associates involved in the process of purchasing goods and services should be objective and impartial when making purchasing-related decisions. To remain fair and impartial in making decisions, associates involved in these processes should:

     o follow established policies and procedures for all steps of the purchasing process.

     o not allow vendors and suppliers to circumvent established procedures and attempt to work directly with requisitioners or to influence purchasing decisions.

     o not seek nor accept gratuities, favors, or other payments from vendors or suppliers as an inducement to do business (see Gifts and Gratuities below).

     o    not use Company funds to make personal purchases.

GIFTS AND GRATUITIES

We should not request or accept a gift from any organization or individual with which the Company does business or seeks to do business, unless it:

         (1) was unsolicited,
         (2) is not a cash gift,
         (3) is not extravagant
         (4) is less than approximately $250 in value, and
         (5) could not affect the associate's judgment, as inferred by a third party.

If you receive a gift which does not comply with this policy, or are unsure whether it complies, it should be reported in writing to the Company's Compliance Officer who may choose to accept the gift on behalf of the company, determine that it is appropriate for you to keep the gift, or require that the gift be returned.

MEALS AND ENTERTAINMENT

Providing or accepting meals and refreshments which are business related is permitted unless there is any reason to believe that the offer was made with the intent to influence the associate in the performance of his or her responsibilities for the Company.


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The solicitation or offering of entertainment through special events may be permitted when appropriate for business objectives. In addition, there may be historical general practices within industry standards which exceed the $500 limit. Such practices are permissible upon prior discussion with and agreement to by the Compliance Officer.

Meals and entertainment offered to you or the Company, in excess of $500 in value must be disclosed directly to the Compliance Officer for approval prior to the event.

These are only a few of the ways in which a conflict of interest may arise. A conflict of interest is any activity that might influence, or even appear to influence, an associate's ability to make impartial decisions in any situation that could interfere with the best interests of the Company.

================================================================================
The general rule for recognizing conflicts of interest is that associates must avoid any activity that:
         (1) compromises their judgment,
         (2) causes them to show undue favoritism to any party, or
         (3) causes them to receive an undisclosed benefit of some kind.
================================================================================

PROTECTION AND PROPER USE OF COMPANY ASSETS

CORPORATE FUNDS

We are all personally responsible and accountable for the proper expenditure of Company funds within our responsibilities. This includes Company money spent on travel or other business expenses. Please refer to the Travel and Entertainment Policy in the Standard Operating Procedures Manual for details.

COMPANY PHYSICAL PROPERTY

We are also responsible for the proper use and care of Company property over which we have control. Company equipment or other property should be handled and cared for properly. It should not be used for personal benefit, sold, loaned, given away, or otherwise disposed of, regardless of its condition or value, without proper authorization.

FRAUD AND MISUSE OF ASSETS

Fraud, theft, negligence, and waste have a direct impact on the Company's profitability. Any suspected incident should be immediately reported. Fraud includes asset theft as well as financial statement fraud, which includes falsification of related disclosures.

COMPANY PROPRIETARY AND OTHER CONFIDENTIAL INFORMATION

Our obligation to protect the Company's assets includes protecting its information as well. We operate in many different and extremely competitive markets. In a competitive environment, proprietary information is an important tool for success. The Company's internal processes and procedures and other operational information are trade secrets that give us a competitive advantage and should be safeguarded in the same way that other Company assets are protected.


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Some examples of Company confidential information include:

     o    Client lists and client data.

     o    Products and services under development.

     o Information relating to any prospective Company acquisition or divestiture.

     o    Marketing and promotion plans.

     o    Budgets.

     o    Computer programs and data files.

     o    Non-public sales or earnings results.

     o    Sources.

     o Any other information concerning the Company's financial, legal, or other business activities. o Any technology, process or information employed by the Company that is not generally known and provides the Company a competitive or economic advantage.

We also have access to information that may include personal information about our fellow associates, the Company's officers, directors and stockholders, or our customers. This information is also confidential and may not be disclosed without proper authorization.

================================================================================
Confidential information should not be disclosed to or discussed with anyone outside of the Company, including family members and friends. Unauthorized disclosure of such information could destroy its value to the Company and give unfair advantage to others.
================================================================================

ALL ASSOCIATES ARE REQUIRED TO SIGN NON-DISCLOSURE AGREEMENTS AND ARE REQUIRED TO ABIDE BY THE TERMS OF THOSE AGREEMENTS.

CLIENT CONFIDENTIAL INFORMATION

In addition to Company confidential information, we have access to confidential information provided to the Company by the Company's clients. OUR CLIENTS RIGHTLY EXPECT THAT THIS INFORMATION WILL BE KEPT CONFIDENTIAL. THE COMPANY TAKES ANY VIOLATION OF A CUSTOMER'S CONFIDENTIALITY VERY SERIOUSLY AND WILL NOT TOLERATE SUCH CONDUCT.

For details on handling confidential Company materials as well as client materials please refer to the Document Classification and Information Privacy Section and the Records Retention Section of the Standard Operating Procedures Manual.

USE OF COMPANY AND THIRD PARTY PROPRIETARY MATERIALS

The Company is legally entitled to all rights in ideas, inventions and works of authorship relating to its business that are made by associates during the scope of their employment with the Company or using the resources of the Company. In addition, all documents and tangible items provided to associates by the Company for use in connection with his/her employment are the property of the Company and shall be promptly returned to the Company upon termination of employment, together with all copies, recordings, abstracts, notes, computer diskettes, computer or computer assisted data storage or reproductions of any kind made from or about the documents and tangible items or the information they contain.

The Company not only values its own intellectual property, it respects the intellectual property rights of others. Intellectual property is protected in a number of ways including copyrights and trademarks or service marks. We all must safeguard the Company's intellectual property and abide by third parties' protection of their rights.

COPYRIGHTS

All copyrightable material (such as files, records, reports and software) acquired or created in the course of employment are the property of the Company. This information must not be used in any way other than as required in performing employment duties or as prescribed by the Company. Originals or copies of such documents may be removed from the Company's offices for the sole purpose of performing the associate's duties to the Company and must be returned at any time upon request. All copies of work that are authorized to be made available for ultimate distribution to the public should bear the prescribed form of copyright notice.

You should avoid the unauthorized use of copyrighted materials of others and confer with the Corporate Legal Department if you have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted materials. Copying a small portion of a work for research or educational purposes is usually considered fair use of a copyrighted work.

TRADEMARKS AND SERVICE MARKS

Words, slogans, symbols, logos or other devices used to identify the source of goods or services are important business tools and valuable assets which require careful use and treatment. Any unauthorized use of Company trademarks should be reported to the Corporate Legal Department.

To avoid inadvertently infringing third party trademark rights, the proposed name of a new product or service must be submitted to the Corporate Legal Department for clearance prior to actual use. Also, using the trademark or service mark of another company, even one with whom our Company has a business relationship, requires clearance or approval by the Corporate Legal Department.

================================================================================
No associate may negotiate or enter into any agreement respecting the Company's copyrighted materials, trademarks, service marks or logos without first consulting the Corporate Legal Department.
================================================================================

MEDIA DISCLOSURE

In the course of our duties, we may receive inquiries from representatives of the news media. Unless responding to such inquiries is among your specifically authorized responsibilities, politely refer all media representatives to the Vice President of Corporate Communications.


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

COMPETITION AND FAIR DEALING

Our Company seeks competitive advantage by way of honest business competition. We are expected to deal fairly with the Company's customers, suppliers, competitors, and associates and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair practice.

COMPANY POLITICAL INVOLVEMENT

Our Company strongly believes in the democratic political process and encourages associates to participate in that process personally on their own time. A corporation's activities, however, are limited significantly by domestic and foreign election and campaign laws. For this reason, no political contribution of Company funds or use of Company property, services or other assets may be made without the prior written approval of the Company's Chief Executive Officer. In addition, any political activity or contribution by an associate which might appear to constitute an endorsement or contribution by the Company must be approved in advance by the Company's Chief Executive Officer.

Both direct contributions and indirect expenditures on behalf of a candidate or elected official, such as travel expenses, use of telephones and other corporate equipment may be considered contributions. In no event may an associate be reimbursed in any manner for personal political activities. Any questions regarding election or campaign laws should be referred to the Corporate Legal Department.

RELATIONSHIPS WITH PUBLIC OFFICIALS

Some of us do business with federal, state or local government agencies. All associates engaged in business with a government body or agency must know and abide by the specific rules and regulations covering relations with public agencies. You must also conduct yourself in a manner that avoids any dealings which might be perceived as attempts to influence public officials in the performance of their official duties.

BRIBERY, KICKBACK AND FRAUD

The Company prohibits associates from offering inducements to provide information, influence decisions, or otherwise take actions favorable to the Company. Business dealings with outside firms should not result in unusual gains for those firms. Unusual gain refers to such things as bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit either you or the Company. Promotional plans that could be interpreted to involve unusual gain require specific executive-level approval. Of course, this restriction does not apply to routine marketing, administrative or business expenses that may be incurred on behalf of or reimbursed to individuals with whom the Company has ordinary business relations.

================================================================================
Associates should conduct their business affairs in such a manner that the Company's reputation will not be impugned if the details of their dealings should become a matter of public discussion. Associates must not engage in any activity that degrades the reputation or integrity of the Company.
================================================================================


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

To illustrate the strict ethical standard the Company expects every associate to maintain, the following conduct is expressly prohibited:

     1. Payment or receipt of money, gifts, loans or other favors which may tend to influence business decisions or compromise independent judgment.

     2. Payment or receipt of rebates or "kickbacks" for obtaining business for or from the Company.

     3. Payment of bribes to government officials to obtain favorable treatment.

     4. Any other activity that would similarly degrade the reputation or integrity of the Company.

Any associate found to be engaged in these or any other fraudulent activity will be liable to termination and possible criminal proceedings against them. All associates have a responsibility to report any actual or attempted bribery, kickback or fraud to the Company.

RECORD KEEPING

In performing our responsibilities for the Company, we must prepare and/or complete all Company records in a full, fair, accurate, timely, and understandable manner.

Company records include:

     o    Routine documents (i.e. time sheets and expense reports).

     o    Accounting entries.

     o    Cost estimates.

     o    Contract proposals.

     o Other presentations and reports to management, customers, government agencies, stockholders, and the public.

================================================================================
The integrity of the Company's records and reports is based on the validity, accuracy, and completeness with which they are prepared. All information transmitted both within and outside of the Company must be honest and well-founded. The falsification of records is unethical, illegal, and unacceptable.
================================================================================

We should also avoid exaggeration, derogatory remarks, guesswork, and inappropriate characterization of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.

Associates with supervisory duties should establish and implement appropriate internal accounting controls over all areas of their responsibility to ensure the safeguarding of the Company's assets and the accuracy of Company financial records and reports.


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AUDITS

No associate may interfere with or seek to improperly influence the auditing of the Company's financial records either directly or indirectly. Violation of these provisions shall result in disciplinary action, up to and including termination, and may also subject the violator to substantial civil and criminal liability.

It is the Company's policy to provide full cooperation with the outside auditors, internal auditors and auditors sent by the CEO, COO or other management, and regulatory auditors, to enable them to reach proper conclusions in a timely manner. This includes testing of internal controls required under the Sarbanes-Oxley Act of 2002.

EMPLOYMENT POLICIES

The Company is committed to fostering a professional work environment in which we are all treated with respect and dignity, and that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. The Company expects that all relationships among persons in the workplace will be business-like and free of unlawful bias, prejudice and harassment.

In addition to complying with other applicable wage, labor and employment laws, it is our Company's policy to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, disability, or any other status protected by law. The Company's Non-Discrimination Policy and Anti-Harassment Policy is contained in the Employee Handbook.

You may not interfere with or retaliate against another associate who seeks to invoke his or her rights under the laws governing labor and employee relations. If you have any questions about the laws or Company policies governing labor and employee relations matters, you may consult the Employee Handbook or contact the Human Resources Department, the Compliance Officer, or the Corporate Legal Department.

COMPUTER, E-MAIL AND INTERNET POLICIES

Every associate is responsible for using the Company's computer system, including, without limitation, its electronic mail (e-mail) system and the Internet (collectively, the "Computer System") properly and in accordance with Company policies. The Company's Computer Security Policy is contained in the Standard Operating Procedures Manual. Any questions about these policies should be addressed to the associate's immediate supervisor or the Compliance Officer. Associates should be aware of, among other matters, the following:

     >>   THE COMPUTER SYSTEM IS COMPANY PROPERTY

The computers that we are provided or have access to for work, including the e-mail system, are the property of the Company and have been provided for use in conducting Company business.

================================================================================
All communications and information transmitted by, received from, created or stored in its Computer System (whether through word processing programs, e-mail, the Internet or otherwise) are Company records and property of the Company.
================================================================================


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

     >>   NO EXPECTATION OF PRIVACY

The Company has the right, but not the duty, for any reason and without your permission, to monitor any and all aspects of its Computer System, such as reviewing documents created and stored on its Computer System, deleting any matter stored in its Computer System, monitoring sites visited by you on the Internet, monitoring chat and news groups, reviewing material downloaded or uploaded by you from the Internet, and reviewing e-mail sent and received by you.

================================================================================
Associates should not have an expectation of privacy in anything they create, store, send or receive on the Computer System.
================================================================================

While the Company has the right to access the Computer System, associates may not do so without express authorization, and then only to the extent authorized.

     >>   PROFESSIONAL USE OF COMPUTER SYSTEM REQUIRED; OTHER POLICIES APPLY

You are reminded to be courteous to other users of the system and always to conduct yourself in a professional manner. The Company's policies against discrimination and harassment (sexual or otherwise) apply fully to the Company's Computer System, and any violation of those policies is grounds for discipline up to and including discharge.

     >>   OFFENSIVE AND INAPPROPRIATE MATERIAL; ILLEGAL ACTIVITIES

Company policies prohibit using the Company's Computer System to send or solicit messages or files that are illegal, sexually explicit, abusive, offensive or profane.

     >>   SOLICITATIONS

The Company's Computer System may not be used to solicit for religious or political causes, commercial enterprises, outside organizations, or other activities not related to an associate's services to the Company.

     >>   PROPRIETARY AND SENSITIVE INFORMATION

The Company's Computer System may not be used to send or receive copyrighted materials, trade secrets, or proprietary financial information improperly. If you are in doubt about the appropriateness of your dissemination of these materials, please review your use of the Computer System with your supervisor or the Corporate Legal Department in advance.

DOCUMENT RETENTION

The periodic discarding of documents is necessary to manage the limited space available for the storage of Company documents, both paper and electronic. However, there are legal requirements that certain records be retained for specific periods of time. Before disposing of documents, associates should consult the Company Records Retention Policy in the Standard Operating Procedures Manual. Associates who are unsure about the need to keep particular documents should consult with their supervisor.


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

There are also legal requirements pertaining to the retention of documents that may be required in connection with a lawsuit or government investigation. It is very important that all potentially relevant documents be preserved, and ordinary disposal or alteration of documents pertaining to the subject of the litigation or investigation should be immediately suspended. If you are uncertain whether documents under your control should be preserved because they might relate to a lawsuit or investigation, you should contact the Corporate Legal Department.

FORMER GOVERNMENT EMPLOYEES

Many laws restrict the hiring as an employee, or retaining as a consultant, a government employee other than clerical employees. Please familiarize yourself with applicable laws before discussing proposed employment with any current government employee and before hiring or retaining any former government employee who left the government within the past two years.

INDEPENDENT CONTRACTORS

Occasionally, we retain independent contractors to provide services on behalf of the Company and its clients.

================================================================================
All associates should take affirmative steps to inform subcontractors of their obligations to adhere to applicable law and Company policies. Under no circumstances may subcontractors be engaged for the purpose of circumventing the Company's responsibility to comply with applicable laws.
================================================================================

Certain steps must be taken in connection with the retention of an independent contractor. All U.S. and foreign associates must engage subcontractors in accordance with the steps set out in the Company's Standard Operating Procedures Manual. All contracts with independent contractors should be prepared or reviewed by the Corporate Legal Department, unless the model form is used without material modification.

COMPLIANCE WITH THE CODE

The Company is committed to maintaining high ethical standards and remaining compliant with all laws and regulations applicable to the Company's businesses.

================================================================================
All associates have a responsibility to understand and follow the Code of Business Ethics and Conduct. In addition, all associates are expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code of Business Ethics and Conduct.
================================================================================

ANY VIOLATION OF THIS CODE MAY RESULT IN APPROPRIATE DISCIPLINARY ACTION INCLUDING THE POSSIBLE TERMINATION FROM EMPLOYMENT WITH THE COMPANY, WITHOUT ADDITIONAL WARNING.


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

This Code reflects general principles to guide you in making ethical decisions and is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to associate conduct, whether or not they are expressly discussed in this document. The Code is not intended to create any expressed or implied contract with any associate or third party. In particular, nothing in this document creates any employment contract between the Company and any of its associates.

The Board of Directors of Kroll Inc. has the exclusive responsibility for the final interpretation of the Code. The Code may be revised, changed or amended at any time by the Board of Directors of Kroll Inc.

COMPLIANCE PROCEDURES

Every associate is responsible for compliance with this Code of Business Conduct and Ethics. Management assumes a special obligation for its own awareness and the effective communication of this Code to associates who report to them.

Managers and supervisors are encouraged to maintain an open-door policy in responding to questions regarding the Code, and other Company policies and procedures.

================================================================================
Managers are required to keep complete and accurate records of any discussions regarding violations of this Code and any other Company policy or procedure, as well as of any action taken in response to reports of violations. These responsibilities cannot be delegated.
================================================================================

To assist in the administration of the Code and other Company policies and procedures, the Company has established the position of Compliance Officer. The Compliance Officer will retain records of all reports of possible violations, a summary of the matters involved, and the disposition thereof, in compliance with the Company records retention policy. The Compliance Officer's duties include the following:

     |o| Investigation - Reports of violations will be investigated under the Compliance Officer's supervision, as he or she finds appropriate. Associates are expected to cooperate in the investigation of reported violations. Depending on the nature of the allegations it may not be possible for the Compliance Officer to communicate information concerning the investigation with those that reported the violations.

     |o| Confidentiality - To the extent practical and appropriate under the circumstances, the Compliance Officer will not disclose the identity of anyone who reports a suspected violation or who participates in the investigation. While every effort will be made to protect the privacy of the people involved, confidentiality cannot be guaranteed in every instance. Associates should be aware that the Compliance Officer, and those assisting him or her are obligated to act in the best interests of the Company, and do not act as personal representatives or lawyers for associates.

     |o| Protection Against Retaliation - Retaliation in any form against an individual who makes a complaint or reports a violation of the Code or any other Company policy or procedure, or of law, even if the report is mistaken, or who assists in the investigation of a reported violation, is itself a serious violation of this policy. Acts of retaliation should be reported immediately and will be disciplined appropriately.

Note: The protection against retaliation does not extend to those associates who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of the information.

This Code shall be distributed to each new associate of the Company upon commencement of his or her employment and shall also be distributed annually to each employee, officer and director. In addition, it will be accessible via the Company's intranet at HTTP://KROLLNET.KROLLWORLDWIDE.COM

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

As part of its commitment to ethical and legal conduct, the Company expects you to bring to the attention of the Compliance Officer information about suspected violations of this Code, other Company policies or procedures, or of law by any Company associate or agent. The Company will disclose the information only as needed to appropriately evaluate and investigate the matter, and will seek to ensure that no acts of retribution or retaliation will be taken against anyone for making a good faith report.

Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. Failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

This Code should not be construed to prohibit you from testifying, participating, or otherwise assisting in any state or federal administrative, judicial, or legislative proceeding or investigation.

The Company has adopted the following procedures to achieve clarification and resolution of issues as they occur.

     WORKING CONDITIONS:

================================================================================
If you have a complaint of any kind about your working conditions, you should:

     |o| Report the problem to your immediate supervisor promptly. If your supervisor is unavailable, or you believe it would be inappropriate to contact your immediate supervisor, you may present the problem to your supervisor's manager or to another member of your department's leadership team. You may also contact your department's human resources (HR) representative.

     |o| Your supervisor will respond to the problem either during your conversation or as soon as possible thereafter, consulting with appropriate management if necessary. The supervisor must document the discussion.

     |o| You may choose to discuss your supervisor's response with their manager, another member of your department's leadership team or your department's human resources representative if the problem is not resolved.

     |o| Every effort will be made to maintain confidentiality; however, it may be necessary for your supervisor or the HR representative to visit discreetly with other appropriate individuals. The HR representative must document any discussions.

     |o| In situations where conduct falls under another Company policy with specific resolution procedures, the steps outlined in that policy will be followed.
================================================================================

In the event that a dispute between the Company and an associate cannot be resolved informally, where permissible, the matter will be submitted to final and binding arbitration. If the parties do not mutually designate an arbitrator, one will be selected under the rules of the American Arbitration Association
(AAA) for the arbitration of employment disputes and the arbitration will be conducted under the AAA Arbitration Rules. The decision of the Arbitrator will be final and binding upon both parties. The cost of the arbitration will be borne equally by the parties, unless otherwise directed by the arbitrator in the award.

VIOLATIONS OF THIS CODE:

Information about known or suspected violations of this Code by any associate or agent must be reported promptly. Whenever practical an associate should do so in writing. You are required to come forward with any such information, without regard to the identity or position of the suspected offender.

================================================================================
Suspected violations concerning:
     >>   corporate fraud
     >>   securities trading
     >>   improper accounting or auditing matters
     >>   unethical business conduct
     >>   violations of state or federal law
     >> substantial, specific danger to the associate's or the public's health and safety must be reported to the Compliance Officer immediately upon discovery of the suspected violation.
================================================================================

THE COMPLIANCE OFFICER FOR THE COMPANY IS SABRINA PEREL, GENERAL COUNSEL. REPORTS MAY BE MADE TO HER DIRECTLY AT 212-833-3392, BY EMAIL AT
SPEREL@KROLLWORLDWIDE.COM, OR THROUGH THE KROLL COMPLIANCE LINE AT 212-833-3479.

IN THE EVENT YOU ARE UNABLE TO REACH SABRINA PEREL, YOU MAY CONTACT LISA CLAPES AT 952-906-4922, BY E-MAIL AT LCLAPES@KROLLWORLDWIDE.COM OR THROUGH THE KROLL COMPLIANCE LINE AT 212-833-3479.

The timeliness and accuracy of your report are important to the investigation of any possible violations. In order to aid in the proper investigation of the possible violation, you are encouraged to provide as much information as possible, including:

     o    name(s) of suspected wrongdoer,
     o    dates,
     o    places,
     o    events that took place,
     o    your perception of why the incident(s) may be a violation, and
     o    what action you feel should be taken.

================================================================================
         You may choose to remain anonymous in reporting the possibility of any of the above violations.

If you are concerned about reporting ethical violations in confidence, employees may call the Kroll Compliance Line which is available 24 hours a day, seven days a week, at 212-833-3479.
================================================================================

Within two business days of a report being made, the Compliance Officer or a designate will begin investigations: the Compliance Officer will review the concern, conduct inquiries, report to senior management and the Disclosure Committee as necessary, and take the appropriate steps to resolve the problem. Periodic reports will also be given to Kroll's Audit Committee. The Disclosure Committee is currently comprised of Kroll's Chief Financial Officer, Chief Operating Officer and General Counsel.

Any supervisor who receives a report of a violation of this Code must immediately inform the Compliance Officer.

WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code of Business Conduct and Ethics may be made only by the Compliance Officer, Chief Executive Officer or Company's Board of Directors, as applicable, and will be promptly disclosed as required by applicable law.

QUESTIONS

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Compliance Officer, or if the Compliance Officer is unavailable or otherwise unable to serve in such capacity, the Chief Executive Officer, the Chief Financial Officer or a member of the Board.

Please indicate that you have received, read and will abide by this statement of policy by signing your name and dating the attached acknowledgment and returning it promptly to your supervisor.


--------------------------------------------------------------------------------
ACKNOWLEDGMENT

I certify that I have received and read and that I will abide by the above Kroll Code of Business Conduct and Ethics. I understand that nothing in this Code is intended to alter or modify the "at will" relationship that Kroll maintains with its associates.

--------------------------------
(signature)

--------------------------------
(print your name)

Date: ___________________________


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